Exhibit 99.1

Cerus Corporation Announces Appointment of Hua Shan, MD, PhD to Board of Directors

CONCORD, CA, July 5, 2022 - Cerus Corporation (Nasdaq: CERS) today announced the appointment of Hua Shan, MD, PhD, Professor of Pathology and Medical Director, Transfusion Medicine Service at Stanford Medical Center to its Board of Directors.

“We are pleased to welcome Dr. Shan to Cerus’ Board of Directors,” said Daniel Swisher, Chair of the Board. “Dr. Shan is an accomplished, leading voice in the transfusion community, with more than twenty-five years of experience in the field, bringing a wealth of knowledge and insight to our Board. In addition, Dr. Shan has extensive experience with international blood bank practices including the Chinese transfusion market. We expect to benefit from Dr. Shan’s expertise as we continue to work toward bringing the INTERCEPT Blood System to China’s transfusion medicine community through our joint venture. As Cerus continues to grow its global presence as a leading provider of therapeutic solutions to increase blood product safety and availability while enabling patient access, we believe the addition of Dr. Shan will provide us with invaluable perspective and we look forward to her many contributions to the organization.”

“I am delighted to be joining the Board of Directors at Cerus during this exciting time in the Company’s history,” said Dr. Shan. “Having experienced firsthand the benefits of the INTERCEPT Blood System on our operations at Stanford, and most importantly, our patients, I am looking forward to helping the Company realize its vision of safeguarding the global blood supply as INTERCEPT grows to become the standard of care around the world.”

Prior to her roles at Stanford, Dr. Shan served as the Medical Director of the Blood Bank Service and as the Associate Director of Transfusion Medicine at Johns Hopkins University, Assistant Medical Director at Medical University of South Carolina and Transfusion Medicine Fellow at the University of Pennsylvania.